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                                                                  EXHIBIT 5.1



September 21, 2001

Fairfield Inn by Marriott Limited Partnership
c/o AP-Fairfield GP, LLC
7 Bulfinch Place
Boston, Massachusetts 02114



Ladies and Gentlemen:

         We have acted as counsel to Fairfield Inn by Marriott Limited Partnership, a Delaware limited partnership (the "Partnership"), in connection with the preparation and filing by the Partnership with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933 relating to $23,000,000 aggregate principal amount of the Partnership's Subordinated Notes due 2007 (the "Notes") to be issued and sold in the manner described in the Registration Statement.

         We have reviewed and examined copies of the Partnership's Limited Partnership Agreement, and amendments thereto, the Partnership's Certificate of Limited Partnership, the form of Notes, and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

         Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Notes have been duly authorized and, when duly executed, authenticated and delivered to and paid for by the purchasers thereof in the manner described in the Registration Statement, will be valid and binding obligations of the Partnership.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.


Very truly yours,

Rosenman & Colin LLP



By: /s/ Robert Fisher
   ------------------------
          a Partner